                                            Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2023 Fourth Quarter and Twelve Month Results
MALVERN, Pa. (February 14, 2024) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement technologies, today announced its results for its fiscal 2023 fourth quarter and twelve fiscal months ended December 31, 2023.
Fourth Quarter Highlights:
•Revenues of $89.5 million decreased 7.0% from a year ago
•Gross profit margin was 43.0%, as compared to 41.2% a year ago
•Adjusted gross profit margin* was 43.0%, as compared to 41.5% a year ago
•Operating margin was 13.4%, as compared to 13.6% reported a year ago
•Adjusted operating margin* was 13.6%, as compared to 14.0% reported a year ago
•Diluted net earnings per share were $0.31, as compared to $0.65 reported a year ago
•Adjusted diluted net earnings per share* were $0.61, as compared to $0.76 reported a year ago
•EBITDA* was $13.4 million with an EBITDA margin* of 15.0%
•Adjusted EBITDA* was $16.5 million with an adjusted EBITDA margin* of 18.5%
•Cash from operating activities was $18.8 million with adjusted free cash flow* of $13.5 million

2023 Full Year Highlights:
•Revenues of $355.0 million decreased 2.1% year-over-year
•Gross profit margin was 42.3%, as compared to 41.3% a year ago
•Adjusted gross profit margin* was 42.4%, as compared to 41.8% a year ago
•Operating margin was 11.8%, as compared to 12.1% reported last year
•Adjusted operating margin* was 12.4%, as compared to 13.0% reported last year
•Diluted net earnings per share were $1.88, as compared to $2.63 reported a year ago
•Adjusted diluted net earnings per share* were $2.17, as compared to $2.62 reported a year ago
•EBITDA* was $57.7 million with an EBITDA margin* of 16.2%
•Adjusted EBITDA* was $60.4 million with an adjusted EBITDA margin* of 17.0%
•Cash from operating activities was $45.9 million with adjusted free cash flow* of $30.8 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We achieved solid financial results and record adjusted free cash flow in fiscal 2023, despite a more challenging macro environment in the second half of the year. For the fourth quarter, we grew revenue 4.3% compared to the third quarter of 2023, and delivered adjusted diluted net earnings per share* of $0.61. Reflecting our strong cash flow, we delivered adjusted EBITDA* of $16.5 million, an adjusted EBITDA margin* of 18.5%, and $13.5 million of adjusted free cash flow*. We continued to deploy our capital to create stockholder value in the fourth quarter with $4.7 million of stock repurchases and the $22.0 million repayment of our revolving credit facility that is expected to significantly reduce interest expense in 2024.
Fourth quarter bookings of $75.2 million declined 2.2% sequentially. While orders in our Measurement Systems segment declined due to timing of customer projects, orders in our Sensors and Weighing Solutions segment grew slightly, reflecting a modestly improved business environment. We expect to see further improvement in the second half of 2024 given our expanding pipeline of long-term opportunities for our precision measurement and sensor technologies, as we engage new and existing customers with solutions that make the world safer, smarter, and more productive."
The Company's fourth fiscal quarter 2023 net earnings attributable to VPG stockholders were $4.2 million, or $0.31 per diluted share, compared to $8.8 million, or $0.65 per diluted share, in the fourth fiscal quarter of 2022.
In the fiscal year ended December 31, 2023, net earnings attributable to VPG stockholders were $25.7 million, or $1.88 per diluted share, compared to $36.1 million, or $2.63 per diluted share, in the fiscal year ended December 31, 2022.

The fourth fiscal quarter 2023 adjusted net earnings* attributable to VPG stockholders were $8.2 million, or $0.61 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $10.4 million, or $0.76 per diluted share, for the comparable prior year period.
In the fiscal year ended December 31, 2023, adjusted net earnings* attributable to VPG stockholders were $29.7 million, or $2.17 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $35.9 million, or $2.62 per diluted share, for the comparable prior year period.
Segment Performance
The Sensors segment revenues of $34.3 million in the fourth fiscal quarter of 2023 decreased 5.7% from the prior year of $36.3 million and increased 5.3% sequentially from $32.5 million in the third quarter of 2023. The year-over-year decrease in revenues was primarily attributable to lower sales of advanced sensors in our Other markets for consumer applications, and in our Avionics, Military and Space ("AMS") market, and in our General Industrial market, which offset higher sales of precision resistors in the Test and Measurement market. Sequentially, the increase in revenues primarily reflected higher precision resistor sales in the Test and Measurement market.
Gross profit margin for the Sensors segment of 40.2% for the fourth fiscal quarter of 2023 was higher compared to 37.6% in the fourth fiscal quarter of 2022, and higher compared to 35.9% in the third fiscal quarter of 2023. The year-over-year increase in gross profit margin was primarily due to favorable foreign exchange rates and improved manufacturing efficiencies, which offset the impact of lower volume. Sequentially, the increase in gross profit margin was primarily due to higher volume and improved manufacturing efficiencies.
The Weighing Solutions segment revenues of $30.4 million in the fourth fiscal quarter of 2023 decreased 8.0% from $33.1 million in the prior year and increased 5.1% from $29.0 million in the third quarter of 2023. The year-over-year decline in revenues was primarily attributable to lower revenues in our Industrial Weighing market and lower revenues from OEM customers for precision agriculture applications in our Other market segment. The sequential increase in revenues was primarily attributable to increased revenues from OEM customers for precision agriculture and construction applications in our Other market segment and higher revenue in our General Industrial market, partially offset by lower sales in the Transportation market.
Gross profit margin for the Weighing Solutions segment was 35.6% for the fourth fiscal quarter of 2023, an increase compared to 33.4% in the fourth fiscal quarter of 2022, and a decrease compared to 38.7% in the third fiscal quarter of 2023. The year-over-year increase in gross profit margin was primarily due to increased selling prices, favorable foreign currency exchange rates, and manufacturing efficiencies, partially offset by lower volume. Sequentially, the decline in gross profit margin was primarily due to a reduction in inventory and unfavorable product mix, partially offset by higher volume.
The Measurement Systems segment revenues in the fourth fiscal quarter of 2023 of $24.8 million decreased 7.5% from $26.8 million in the prior year and increased 2.0% sequentially from $24.4 million in the third fiscal quarter of 2023. The year-over-year decline in revenues was primarily attributable to lower sales of Dynamic Systems Inc. ("DSI") and KELK products to the steel market and lower sales of Diversified Technical Systems, Inc. ("DTS") products to the Transportation market, which was partially offset by higher sales of DTS products to the AMS market. The sequential increase in revenue was primarily attributable to higher sales of DTS products to the AMS market, which was partially offset by lower sales of DSI and KELK products to the Steel market.
Gross profit margin for the Measurement Systems segment was 56.0% for the fourth fiscal quarter of 2023, compared to 55.9% (or 56.8% adjusted to exclude the $0.2 million purchasing accounting adjustments related to the DTS acquisition) in the fourth fiscal quarter of 2022, and compared to 53.6% (or 54.5% adjusted to exclude the $0.2 million of purchasing accounting adjustments related to the DTS acquisition) from the third fiscal quarter of 2023. Year-over-year, the decline in adjusted gross profit margin* was primarily due to lower volume. Sequentially, the higher adjusted gross profit margin* in the fourth quarter of 2023 reflected higher volume and favorable product mix.

Near-Term Outlook
“For the first fiscal quarter of 2024 at constant fourth fiscal quarter 2023 exchange rates, we expect net revenues to be in the range of $80 million to $90 million,” said Mr. Shoshani.

*Use of Non-GAAP Financial Information
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, and COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19 costs, and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19 costs, restructuring costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19 costs, restructuring costs, foreign currency exchange gains and losses, and associated tax effects.
"Adjusted free cash flow" for the fourth fiscal quarter of 2023 is defined as the amount of cash generated from operating activities ($18.8 million), in excess of our capital expenditures ($5.3 million), net of proceeds, if any, from the sale of assets ($0.0 million). "Adjusted free cash flow" for the fiscal year of 2023 is defined as the amount of cash generated from operating activities ($45.9 million) in excess of our capital expenditures ($15.2 million), net of proceeds, if any, from the sale of assets ($0.1 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Conference Call and Webcast
A conference call is scheduled for Wednesday, February 14, 2024 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-404-975-4839 and use passcode 809176, or log on to the investor relations page of the VPG website at ir.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally +44-204-525-0658 and using the passcode 945428. The replay will also be available on the investor relations page of the VPG website at ir.vpgsensors.com for a limited time.

About VPG
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive.
To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability caused by military hostilities in the regions or countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2023	December 31, 2022
Net revenues	$89,528	$96,240
Costs of products sold	51,032	56,542
Gross profit	38,496	39,698
Gross profit margin	43.0%	41.2%

Selling, general, and administrative expenses	26,356	26,461
Restructuring costs	129	188
Operating income	12,011	13,049
Operating margin	13.4%	13.6%

Other income (expense):
Interest expense	(779)	(876)
Other	(2,509)	(1,448)
Other expense - net	(3,288)	(2,324)

Income before taxes	8,723	10,725

Income tax expense	4,403	1,884

Net earnings	4,320	8,841
Less: net earnings attributable to noncontrolling interests	93	7
Net earnings attributable to VPG stockholders	$4,227	$8,834

Basic earnings per share attributable to VPG stockholders	$0.31	$0.65
Diluted earnings per share attributable to VPG stockholders	$0.31	$0.65

Weighted average shares outstanding - basic	13,509	13,579
Weighted average shares outstanding - diluted	13,604	13,677

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2023	December 31, 2022
Net revenues	$355,048	$362,580
Costs of products sold	204,706	212,978
Gross profit	150,342	149,602
Gross profit margin	42.3%	41.3%

Selling, general, and administrative expenses	106,828	104,285
Restructuring costs	1,560	1,518
Operating income	41,954	43,799
Operating margin	11.8%	12.1%

Other income (expense):
Interest expense	(3,974)	(2,269)
Other	456	3,558
Other (expense) income - net	(3,518)	1,289

Income before taxes	38,436	45,088

Income tax expense	12,426	8,535

Net earnings	26,010	36,553
Less: net earnings attributable to noncontrolling interests	303	490
Net earnings attributable to VPG stockholders	$25,707	$36,063

Basic earnings per share attributable to VPG stockholders	$1.89	$2.65
Diluted earnings per share attributable to VPG stockholders	$1.88	$2.63

Weighted average shares outstanding - basic	13,574	13,628
Weighted average shares outstanding - diluted	13,653	13,688

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$83,965	$88,562
Accounts receivable	56,438	60,068
Inventories:
Raw materials	33,973	31,852
Work in process	26,594	26,401
Finished goods	27,572	26,407
Inventories	88,139	84,660
Prepaid expenses and other current assets	14,520	18,516
Total current assets	243,062	251,806

Property and equipment:
Land	4,154	4,117
Buildings and improvements	72,952	71,613
Machinery and equipment	131,738	125,301
Software	9,619	9,539
Construction in progress	11,379	10,075
Accumulated depreciation	(139,206)	(133,518)
Property and equipment, net	90,636	87,127

Goodwill	45,734	45,544

Intangible assets, net	44,634	48,217
Operating lease right-of-use assets	26,953	24,342
Other assets	20,547	19,706
Total assets	$471,566	$476,742

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2023	December 31, 2022
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$11,698	$13,792
Payroll and related expenses	18,971	21,966
Other accrued expenses	22,427	20,306
Income taxes	4,524	4,064
Current portion of operating lease liabilities	4,004	4,208
Total current liabilities	61,624	64,336

Long-term debt	31,856	60,799
Deferred income taxes	3,490	4,212
Operating lease liabilities	22,625	20,043
Other liabilities	14,770	13,053
Accrued pension and other postretirement costs	7,276	7,777
Total liabilities	141,641	170,220

Commitments and contingencies

Equity:
Common stock	1,330	1,325
Class B convertible common stock	103	103
Treasury stock	(17,460)	(11,504)
Capital in excess of par value	202,672	201,164
Retained earnings	182,066	156,359
Accumulated other comprehensive loss	(38,869)	(40,900)
Total Vishay Precision Group, Inc. stockholders' equity	329,842	306,547
Noncontrolling interests	83	(25)
Total equity	329,925	306,522
Total liabilities and equity	$471,566	$476,742

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)
	Years ended
	December 31, 2023	December 31, 2022
Operating activities
Net earnings	$26,010	$36,553
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,550	15,353
Loss (gain) on disposal of property and equipment	75	(117)
Gain on sale of short term investment	(14)	—
Reclassification of foreign currency translation adjustment related to disposal of subsidiary	—	191
Share-based compensation expense	2,290	2,439
Inventory write-offs for obsolescence	2,099	1,650
Deferred income taxes	(156)	(2,040)
Foreign currency impacts and other items	660	(3,915)
Net changes in operating assets and liabilities, net of acquisition:
Accounts receivable	3,794	(4,777)
Inventories	(4,898)	(11,943)
Prepaid expenses and other current assets	4,172	(2,808)
Trade accounts payable	(2,658)	889
Other current liabilities	56	3,393
Other non current assets and liabilities, net	439	(1,413)
Accrued pension and other postretirement costs, net	(1,526)	(426)
Net cash provided by operating activities	45,893	33,029
Investing activities
Capital expenditures	(15,154)	(21,288)
Proceeds from sale of property and equipment	40	451
Purchase of short term investment	(1,000)	—
Proceeds from sale of short term investment	1,014	—
Net cash used in investing activities	(15,100)	(20,837)
Financing activities
Payments on revolving facility	(29,000)	—
Purchase of treasury stock	(5,915)	(2,739)
Distributions to noncontrolling interests	(195)	(457)
Payments of employee taxes on certain share-based arrangements	(825)	(435)
Net cash used in financing activities	(35,935)	(3,631)
Effect of exchange rate changes on cash and cash equivalents	545	(4,334)
(Decrease) increase in cash and cash equivalents	(4,597)	4,227
Cash and cash equivalents at beginning of year	88,562	84,335
Cash and cash equivalents at end of year	$83,965	$88,562

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$2,317	$1,731
Supplemental disclosure of financing transactions:
Excise tax on net share repurchases accrued but not yet paid	$41	$—

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands except per share data)
	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Year Ended December 31,	2023	2022	2023	2022	2023	2022	2023	2022
As reported - GAAP	150,342	149,602	41,954	43,799	$25,707	$36,063	$1.88	$2.63
As reported - GAAP Margins	42.3%	41.3%	11.8%	12.1%
Acquisition purchase accounting adjustments	335	1,550	335	1,550	335	1,550	0.02	0.11
COVID-19 impact	—	138	—	138	—	138	—	0.01
Start-up costs	—	150	—	150	—	150	—	0.01
Restructuring costs	—	—	1,560	1,518	1,560	1,518	0.11	0.11
Foreign exchange (gain)/loss	—	—	—	—	822	(3,579)	0.06	(0.26)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(1,245)	(44)	(0.10)	(0.01)
As Adjusted - Non GAAP	$150,677	$151,440	$43,849	$47,155	$29,669	$35,884	$2.17	$2.62
As Adjusted - Non GAAP Margins	42.4%	41.8%	12.4%	13.0%

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Quarter Ended December 31,	2023	2022	2023	2022	2023	2022	2023	2022
As reported - GAAP	$38,496	$39,698	$12,011	$13,049	$4,227	$8,834	0.31	$0.65
As reported - GAAP Margins	43.0%	41.2%	13.4%	13.6%
Acquisition purchase accounting adjustments	31	240	31	240	31	240	—	0.02
Restructuring costs	—	—	129	188	129	188	0.01	0.01
Foreign exchange loss	—	—	—	—	2,961	1,616	0.21	0.11
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(887)	452	(0.08)	0.03
As Adjusted - Non GAAP	$38,527	$39,938	$12,171	$13,477	$8,235	$10,426	$0.61	$0.76
As Adjusted - Non GAAP Margins	43.0%	41.5%	13.6%	14.0%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	December 31, 2023	December 31, 2022	September 30, 2023
Sensors
As reported - GAAP	$13,761	$13,645	$11,681
As reported - GAAP Margins	40.2%	37.6%	35.9%
As Adjusted - Non GAAP	$13,761	$13,645	$11,681
As Adjusted - Non GAAP Margins	40.2%	37.6%	35.9%

Weighing Solutions
As reported - GAAP	$10,834	$11,043	$11,207
As reported - GAAP Margins	35.6%	33.4%	38.7%
As Adjusted - Non GAAP	$10,834	$11,043	$11,207
As Adjusted - Non GAAP Margins	35.6%	33.4%	38.7%

Measurement Systems
As reported - GAAP	$13,906	$15,009	$13,047
As reported - GAAP Margins	56.0%	55.9%	53.6%
Acquisition purchase accounting adjustments	31	240	214
As Adjusted - Non GAAP	$13,937	$15,249	$13,261
As Adjusted - Non GAAP Margins	56.1%	56.8%	54.5%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	December 31, 2023	December 31, 2022	September 30, 2023
Net earnings attributable to VPG stockholders	$4,227	$8,834	$6,280
Interest Expense	779	876	1,119
Income tax expense	4,403	1,884	2,419
Depreciation	2,992	2,882	2,954
Amortization	999	952	880
EBITDA	13,400	$15,428	$13,652
EBITDA MARGIN	15.0%	16.0%	15.9%
Acquisition purchase accounting adjustments	31	240	214
Restructuring costs	129	188	1,153
Foreign exchange loss/(gain)	2,961	1,616	(1,283)
ADJUSTED EBITDA	16,521	17,472	13,736
ADJUSTED EBITDA MARGIN	18.5%	18.2%	16.0%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Year ended
	December 31, 2023	December 31, 2022
Net earnings attributable to VPG stockholders	$25,707	$36,063
Interest Expense	3,974	2,269
Income tax expense	12,426	8,535
Depreciation	11,798	11,504
Amortization	3,752	3,849
EBITDA	57,657	$62,220
EBITDA MARGIN	16.2%	17.2%
Acquisition purchase accounting adjustments	335	1,550
Restructuring costs	1,560	1,518
COVID-19 impact	—	138
Start-up costs	—	150
Foreign exchange (gain) loss	822	(3,579)
ADJUSTED EBITDA	60,374	61,997
ADJUSTED EBITDA MARGIN	17.0%	17.1%